Exhibit 10.2
AMENDMENT TO AMENDED & RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), effective as of the Effective Date (defined below), by and between Alignment Healthcare USA, LLC, a California corporation (the “Employer”), and Thomas Freeman (the “Employee”).

RECITALS
WHEREAS, Company and Employee are parties to that certain Amended & Restated Employment Agreement, effective March 26, 2021 (the “Agreement”);
WHEREAS, as of the Effective Date, Employee is hereby transitioning from Chief Financial Officer of Employer to a new strategic advisory role; and
WHEREAS, pursuant to and in accordance with Section 19 of the Agreement, Employer and Employee now desire to amend the Agreement in order to effect certain changes to the terms and conditions of Employee’s employment in connection with his new role, as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.1Effective Date. This Amendment shall become effective on the later of (i) May 2, 2025 or (ii) the date which is one business day following Parent’s announcement of financial results for the first quarter ended March 31, 2025 (such date, the “Effective Date”). As of the Effective Date, without any further action, Employee will hereby resign his role as Chief Financial Officer. Company hereby waives any notice requirement set forth in the Agreement (including, without limitation, as set forth in Section 5(e)), and accepts Employee’s resignation as of the Effective Date.
1.2Defined Terms; Section References. Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement. Unless otherwise stated herein, all section references in this Amendment are to sections of the Agreement, as amended by this Amendment, if applicable.

1.3Amendments to Agreement. As of the Effective Date, the following amendments are hereby made to the Agreement:
(a)The definition of “Cause” is hereby amended and restated in its entirety to read as follows:

“Cause” means the Employee’s:
(i) willful disregard of Employee’s duties, or Employee’s intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder, provided that the Employee is first given 30 days prior written notice of such conduct in order for the Employee to cure such alleged conduct during such period of time;
(ii) violation or breach of the provisions, representations or covenants of Sections 10, 11, 15 or 16(a);
(iii) gross negligence or willful misconduct in the performance of Employee’s duties hereunder;
(iv) commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or
(v) unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Employer or any of its Affiliates or while performing duties and responsibilities to the Employer and its Affiliates.
(b)Clause (i) of the definition of “Good Reason” is hereby amended and restated in its entirety to read as follows:
“(i) any material reduction in Employee’s Base Salary (as that term is defined in Section 4(a)) or in the Employee’s annual total cash compensation opportunity (i.e., Base Salary and Target Bonus Percentage (as that term is defined in Section 4(b))), but excluding any reduction applicable to management employees generally;”
(c)The second sentence of Section 2 (Employment) of the Agreement is hereby amended and restated as follows:
“The term of this Agreement shall commence on the Effective Date and shall end on December 31, 2025 (the “Term Expiration Date”), unless otherwise mutually agreed upon by the parties.”
Additionally, all references to “Notice of Nonrenewal” in the Agreement are hereby deleted.
(d)The first two sentences of Section 3 (Position and Duties) of the Agreement are amended and restated in their entirety to read as follows:
“During the term of this Agreement, the Employee shall serve as Strategic Advisor to CEO and shall have the duties set forth in Exhibit A. The Employee hereby accepts such employment and agrees to devote the requisite amount of time and attention and best efforts in discharging and fulfilling his duties and responsibilities hereunder. The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board. Employee hereby resigns from (i) his position as Chief Financial Officer of Employer, (ii) any other office Employee holds with Employer or any subsidiary or affiliate of Employer, and (iii) any board or committee position Employee holds with Employer or any subsidiary or affiliate of Employer.”

(e)Section 4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Salary. During the term of the Agreement, Employee shall be a salaried, exempt employee, and shall be paid a Base Salary, less applicable deductions and withholdings. “Base Salary” shall mean Employee’s base salary, as may be increased from time to time at the discretion of the Employer. From the Effective Date through May 31, 2025, Employee’s base salary shall equal $580,000 annually. As of June 1, 2025, Employee’s base salary shall equal $290,000 annually.”
Employee agrees that the foregoing reduction in compensation shall not constitute Good Reason under the Agreement.
(f)Section 4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b) Performance Bonus. Subject to his continued employment as of the applicable payment date (except if payable pursuant to Section 6(c) hereof or if the Employee was employed through the Term Expiration Date but the applicable payment date follows the Term Expiration Date), the Employee shall be eligible to receive the following cash bonuses (“Bonuses”): (i) the second installment of the annual cash bonus payable under Employer’s annual incentive plan for calendar year 2024 (“the “2024 AIP”), payable upon the terms and conditions established under the 2024 AIP as previously approved by the Board; and (ii) a pro rata portion of the annual cash bonus payable under Employer’s annual incentive plan for calendar year 2025 (the “2025 AIP”), payable in two or more installments and upon the other terms and conditions (including corporate and individual performance metrics) established under the 2025 AIP to be approved by the Board. The pro rata portion of the 2025 AIP payable to Employee shall be determined based on the number of calendar days between (and inclusive of) January 1, 2025 and May 31, 2025, divided by three hundred sixty-five (365). Employee’s target bonus and maximum bonus with respect hereto shall be 85% and 170%, respectively (the “Target Bonus Percentage”). Employee agrees that he shall not be entitled to cash bonuses under the Employer’s annual incentive plan or any other cash performance bonus payable with respect to his term of employment after May 31, 2025.”

(g)Section 4(f) (Annual Review of Base Salary and Bonus Percentages) of the Agreement is hereby deleted in its entirety.
(h)Section 5(f) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(f) Term Expiration. Unless sooner terminated, this Agreement and the Employee’s employment hereunder shall automatically terminate as of the Term Expiration Date, unless otherwise mutually agreed upon by the parties.”
(i)Clause (C) of Section 6(b)(ii) of the Agreement is hereby deleted.
(j)Section 6(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(c) Termination without Cause or Resignation with Good Reason. In the event of the Employee’s termination of employment hereunder by reason of (i) a termination by the Employer without Cause or (ii) resignation by the Employee with Good Reason, the Employer shall pay or provide to the Employee the payments and benefits set forth in Section 6(a) and, to the extent not already paid, payment of the 2024 AIP Bonus and the 2025 AIP Bonus. In addition, subject to the Employee’s execution and non-revocation of a customary general waiver and release of claims in such form as provided by the Employer (a “Release”) in accordance with Section 6(d) and the Employee’s continued full performance of obligations under Sections 10 and 11, and in lieu of any severance benefits that may be payable to the Employee under a separate severance agreement or an executive severance plan as a result of such termination, the Employer shall pay or provide to the Employee the following (the “Severance Benefits”):
(i) Employer will pay Employee a cash payment in the amount of Base Salary that would have been payable from the Termination Date through the Term Expiration Date, paid in installments over such period in accordance with the Employer’s normal payroll practices;
(ii) As of immediately prior to the Termination Date, Employer will (to the extent not already vested) cause the acceleration of vesting of the shares of Parent common stock under previously issued and then-outstanding equity incentive awards and the options to purchase shares of Parent common stock that, but for the termination of employment, would have vested at any time from the Effective Date through September 30, 2026 (the “Accelerated Awards”); and
(iii) if the Employee elects COBRA benefits, the Employer shall pay or reimburse the Employee’s share of the premium for such COBRA benefits until the earlier of (A) December 31, 2025; or (B) the date that the

Employee is eligible to receive health benefits through new employment; it being understood that (x) the Employee is required to notify the Employer immediately if Employee begins new employment during such period and to repay promptly any excess benefits contributions made by the Employer; and (y) after the Employer’s payment or reimbursement obligation ends, the Employee may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.
(k)The first two sentences of Section 11(a) (Restrictive Covenants) are hereby amended and restated in their entirety to read as follows:
“During the Employment Period, the Employee shall not, directly or indirectly, without written approval by the Board, accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind; provided, however, that none of the following shall constitute a violation of this Section 11(a): (i) activities that are not directly competitive with the business of the Company, (ii) activities that do not interfere with the performance by Employee of his duties set forth on Exhibit A attached hereto, (iii) the passive ownership by the Employee of not more than 2.0% of the outstanding equity securities of a publicly traded company, or (iv) the Employee’s ownership of the securities or interests described on Schedule 1.”
(l)Section 11(b) (Restrictive Covenants) is hereby amended and restated in its entirety to read as follows:
“(b) During the Employment Period, the Employee shall not, directly or indirectly, solicit, induce or encourage any employee of the Employer to terminate Employee’s employment with the Employer or hire or attempt to hire any employee of the Employer.”
(m)Subject to Employee’s continued employment with Employer under the terms of the Agreement (as hereby amended) as of the Term Expiration Date, as of such date Employer will cause the acceleration of vesting any remaining unvested portion of the Accelerated Awards.
(n)As of the Effective Date, the Employer shall pay the Employee a lump sum amount equal to the value of all accrued but unused paid time-off (“PTO”) earned by the Employee through the Effective Date, in accordance with the Employer’s policies and applicable law. Such payment shall be made within ten (10) business days following the Effective Date and shall be subject to all applicable withholdings and deductions. Employee shall be entitled to one (1) week of PTO during the remaining term of the Agreement. In the event of termination prior to the Term Expiration Date, PTO accrual shall be prorated for the partial year of employment and subject to applicable laws and Employer policy.

1.4Remainder of Agreement Terms. All remaining provisions of the Agreement shall remain unchanged. In the event of any inconsistency or conflict between any term or condition of the Agreement and this Amendment, the terms of this Amendment shall govern and prevail.
1.5Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.
1.6Choice of Law. This Amendment shall be construed and enforced under and be governed as to its validity and effect by the laws of the State of California without regard to the conflict of laws principles thereof.
1.7Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, representations, and understandings, whether written or oral.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
ALIGNMENT HEALTHCARE USA, LLC

By: /s/ John Kao
 Name: John Kao
Title:    Chief Executive Officer

By: /s/ Thomas Freeman
 Name: Thomas Freeman, individually

EXHIBIT A
Duties
As Strategic Advisor to CEO, as directed by the CEO, Employee shall perform the following duties:

•Employee shall provide reasonable support and assistance to facilitate the smooth transition of responsibilities to the incoming Chief Financial Officer, including without limitation, participation in knowledge transfer meetings, delivering all necessary documents, records and materials, and responding to reasonable inquiries from the incoming Chief Financial Officer or other relevant parties.
•Employee shall serve in an advisory capacity to the CEO regarding long-term strategy and key partnerships.